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                                                                      EXHIBIT 23

                         Independent Auditors' Consent

The Board of Directors
Crown Castle International Corp.:

We consent to incorporation by reference in the registration statement
(No. 333-67379) on Form S-8, the registration statement (No. 333-83395) on Form S-3, and the registration statement (No. 333-94821) on Form S-3 of Crown Castle International Corp. of our reports dated February 22, 2000, relating to the consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, cash flows, and stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in the December 31, 1999, annual report on Form 10-K of Crown Castle International Corp.

KPMG LLP


Houston, Texas
March 27, 2000